Stradley Ronon Stevens & Young, LLP

2600 One Commerce Square

Philadelphia, PA 19103-7098

Telephone: (215) 564-8000

May 24, 2010

Board of Trustees

Franklin New York Tax-Free Income Fund

One Franklin Parkway

San Mateo, California 94403-1906

Subject:	Registration Statement on Form N-14

Ladies and Gentlemen:

We have acted as counsel to Franklin New York Tax-Free Income Fund (“NY Tax-Free Fund”), a Delaware statutory trust, in connection with the preparation and filing with the U.S. Securities and Exchange Commission (the “Commission”) of a registration statement on Form N-14 (the “Registration Statement”) under the Securities Act of 1933, as amended. The purpose of the Registration Statement is to register shares to be issued by NY Tax-Free Fund in connection with the acquisition of substantially all of the assets of Franklin New York Insured Tax-Free Income Fund (“NY Insured Fund”), a series of Franklin New York Tax-Free Trust (the “Trust”), by and in exchange solely for full and fractional Class A and Class C shares of beneficial interest, without par value (the “Shares”), of NY Tax-Free Fund (the “Reorganization”).

We have reviewed NY Tax-Free Fund’s Amended and Restated Agreement and Declaration of Trust (“Declaration of Trust”) and Amended and Restated By-laws (“By-laws”), each as amended to date, resolutions adopted by NY Tax-Free Fund’s Board of Trustees in connection with the Reorganization, the form of Agreement and Plan of Reorganization by and between the Trust, on behalf of NY Insured Fund, and NY Tax-Free Fund (the “Agreement”), which was approved by NY Tax-Free Fund’s Board of Trustees, and such other legal and factual matters as we have deemed appropriate.

This opinion is based exclusively on the provisions of the Delaware Statutory Trust Act, as amended, governing the issuance of the Shares of NY Tax-Free Fund and the reported case law thereunder, and does not extend to the securities or “blue sky” laws of the State of Delaware or other states.

We have assumed the following for purposes of this opinion:

1.         The Shares of NY Tax-Free Fund will be issued in accordance with NY Tax-Free Fund’s Declaration of Trust and By-laws, each as amended to date, the Agreement and resolutions of NY Tax-Free Fund’s Board of Trustees relating to the creation, authorization and issuance of shares, and the Reorganization.

2.         The Shares will be issued against payment therefor as described in the Prospectus/Information Statement and the Statement of Additional Information relating thereto included in the Registration Statement and the Agreement, and that such payment will have been at least equal to the net asset value of such Shares.

On the basis of the foregoing, it is our opinion that, when issued and paid for upon the terms provided in the Registration Statement and the Agreement, the Shares to be issued pursuant to the Registration Statement will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement.

Very truly yours,

STRADLEY RONON STEVENS & YOUNG, LLP

By:	/s/KRISTIN H. IVES
Kristin H. Ives, a Partner